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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number 333-84755-53
                                                                    ------------

                         Dodge City Healthcare Group, LP
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             (Exact Name of Registrant as specified in its charter)

             3001 Avenue A, Dodge City, Kansas 67801, (316) 225-8401
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Guarantee of the LifePoint Hospitals Holdings, Inc.
                   10 3/4% Senior Subordinated Notes due 2009
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            (Title of each class of securities covered by this Form)

                                      None
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            (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]             Rule 15d-6            [ ]
               Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:  21



                  Pursuant to the requirements of the Securities Exchange Act of 1934 MTL Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 9, 2000                     BY: /s/ Kenneth C. Donahey
      -----------                         --------------------------------------
                                          Name:  Kenneth C. Donahey
                                          Title: Senior Vice President and Chief
                                                 Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.